140 Scott Drive

Menlo Park, California 94025

Tel: +1.650.328.4600 Fax: +1.650.463.2600

www.lw.com

March 25, 2025

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AN2 Therapeutics, Inc.

1800 El Camino Real, Suite D

Menlo Park, California 94027

Re: Registration Statement on Form S-8

To the addressee set forth above:

We have acted as special counsel to AN2 Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 1,495,532 shares of Common Stock of the Company, par value $0.00001 per share (the “Shares”), issuable under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and 2022 Employee Stock Purchase Plan (together with the 2022 Plan, the “Plans”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of August 15, 2024, between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”).

The Shares and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

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March 25, 2025 Page 2

General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the applicable Plan and the Rights Agreement, assuming in each case that the individual issuances, grants or awards under the applicable Plan and the Rights Agreement are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law, the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and the Rights Agreement, the issuance and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP